Exhibit 10.28
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 6th day of April, 2006 (the “Effective Date”), between Gulfstream Training Academy, Inc., a Florida corporation, whose principal place of business is 3201 Griffin Road, Fort Lauderdale, FL 33312, and any of its successors or affiliated companies (collectively the “Company”) and Paul Stagias, an individual, whose address is 120 West Crystal Drive, Sanford, FL 32773 (the “Executive”).
RECITALS
     A. The Company is principally engaged in the business of marketing, soliciting and training for potential pilots for airline training programs.
     B. The Company desires to employ the Executive and the Executive desires to be employed by the Company.
     C. The Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business.
     D. The Executive, by virtue of the Executive’s employment with the Company, will become familiar with and will be possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company’s business.
     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:
     1. RECITALS. The above recitals are true, correct and are herein incorporated by reference.
     2. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.
     3. AUTHORITY AND POWER DURING EMPLOYMENT
          a. Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as President of the Company and shall have general executive operating supervision over the property, business, and affairs of the Company, its subsidiaries and divisions, subject to the guidelines and direction of the Chief Executive Officer and the Board of Directors of the Company.
          b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company consistent with the Executive’s senior executive position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business including as a member of the board of directors of related companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive’s duties and responsibilities under this Agreement.
     4. TERM. The Term of employment hereunder will commence on the date as set forth above and terminate two (2) years from the effective date, and such term shall automatically be extended for each successive year thereafter unless (1) the parties mutually agree in writing to alter or amend the terms of the Agreement; or (2) one or both of the parties exercises their right, pursuant to section 6 herein, to terminate this employment relationship.
     5. COMPENSATION AND BENEFITS
     a. Base Compensation. For all services rendered by the Executive pursuant to the terms of this Agreement and in consideration of the execution of this Agreement by the Executive, the Company (i) shall pay to Executive a base salary of $85,000.00 per year to be paid in twenty-six equal installments; and (ii) a bonus calculated as 0.5% of the gross student revenue plus 1.5% of operating income to be paid within sixty (60) days from the end of the quarter. The bonus is to be paid only if gross revenues are equal to or greater than $800,000 dollars per quarter. If the minimum threshold of $800,000 for gross revenue is not met in any quarter, then the bonus shall not be paid. However, should the gross sales be equal to or greater than $1.6 million dollars for the two most recent quarters, then the bonus shall be paid for both consecutive quarters.
NOTE: During the first quarter of employment, the Executive will receive $3,000.00 bonus for achieving the following levels:
     Gross Income — $420,000                      Operating Income — $13,742
     b. Vacation. During each calendar year of the Company, the Executive shall be entitled to three (3) weeks of vacation time.
     Vacation must be taken at maximum of one week at a time and to utilize such vacation as the Executives shall determine; provided, however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling. (Vacation which is not used shall not be accrued in the Executive’s account as an unused benefit for use in the future.)
     c. Business Expense Reimbursement. During the term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses, provided the Executive properly accounts therefore. The Business Expense Reimbursements shall be administered in accordance with the policies and procedures established by the Company for its senior executive officers and may be adjusted at the sole discretion of the Company.
     d. Benefits/Move Relocation — 30 days Hotel
     6. TERMINATION
          a. Death. In the event of the death of the Executive during the Term of the Agreement, Compensation as defined in section 5(a) herein shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of two (2) months from and after the date of death. In addition, all other outstanding and accrued Vacation and Business Expenses at the time of death as defined in sections 5(b) and (c) herein shall be paid in full within thirty (30) days following the date of death.
          b. Termination by the Company for Cause.
          (1) Nothing herein shall prevent the Company from terminating the Executive for “Cause,” as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6.b. and shall be paid in full all Base Compensation, Vacation, Business and Expense Reimbursement outstanding or accrued as defined in Sections 5(a), (b), and (c) herein upon the date of such termination.
          (2) “Cause” shall mean (i) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (ii) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (iii) engaging in a criminal enterprise involving moral turpitude; (iv) an act or acts during the Term, constituting a felony under the laws of the United States or any state thereof or if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; or (v) any assignment of this Agreement in violation of Section 15 of this Agreement.
          c. Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6.b. above, the Company may terminate this Agreement upon giving thirty (30) days’ prior written notice. During such thirty (30) day period, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. At the expiration of such thirty (30) day period, the Company will pay the Executive a severance allowance equal to three (3) months’ compensation and any Base Compensation, Vacation and Business Expense Reimbursement, outstanding or accrued as defined in sections 5(a), (b), and (c), herein in full upon the expiration of such thirty (30) day period.
          d. Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition (except as provided in Section 6e) prior to the expiration of the Term of this agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a Termination by the Company for Cause as provided in Section 6.b. herein.
          e. Constructive Termination of Employment. A termination by the Company without Cause under Section 6.c. shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive.

          (1) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive’s position as described in Section 3; or
          (2) a material breach of the Agreement by the Company; or
          (3) a material reduction of the Executive’s benefits under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date of the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or
          (4) failure by a successor company to assume the obligations under this Agreement.
Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Company that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive’s employment under this Section 6.e., which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive’s employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice to cure said event. If said event is not cured, the termination shall constitute a Termination by the Company Other than for Cause and in such event the Executive shall receive the same rights and benefits as set forth in connection with a termination under section 6.(c) herein.
     7. COVENANT NOT TO COMPETE AND NON-DISCLOSURE OF INFORMATION
          a. Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill and continued patronage constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Executive agrees to the following:
          (1) That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly-traded corporation), consultant, advisor, agent or otherwise.
          (2) That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company’s clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.
          (3) That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.
          (4) That during the Restricted Period the Executive will not interfere with, or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, employee or agent of the Company.
          b. Non-Disclosure of Information. The Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company’s products, services, training methods, development, technical information, marketing activities and procedures credit and financial data concerning the Company and/or the Company’s Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company’s business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive’s association with the Company shall be considered confidential.
          In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive’s own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless the Executive is legally required to disclose such Proprietary Information, in which case, Executive will give Company advanced notice so the Company may seek an appropriate protective order. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive’s possession during the Executive’s association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company’s principal place of business, as provided in the Notice provision of this agreement.
          c. Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages, memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof. d. Company’s Clients. The “Company’s Clients” shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the company has performed Business Activities.
          e. Restrictive Period. The “Restrictive Period” shall be deemed to be three (3) months following termination of this Agreement.

          f. Restricted Area. Due to the national nature of the Business Activities, the Restricted Area shall be deemed to mean within the continental United States.
          g. Business Activities. “Business Activities” shall be deemed to include the operations of a regional airline pilot training program and any additional activities which the Company may engage in during the term of this Agreement.
          h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.
          i. Survival after Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive’s employment with the Company and shall end at the conclusion of the Restrictive Period as defined in section 7(e) herein.
          j. Remedies.
          (1) The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be suspended and the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.
          (2) The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company during the restrictive period. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

     8. EXECUTIVE’S REMEDIES FOR BREACH OF THE AGREEMENT
          (1) In the event of a breach by the Company of any of the provisions of the Agreement the Company agrees that the Executive may undertake any remedy at law or equity available to the Executive, including, but not limited to monetary damages.
          (2) Nothing contained herein shall be construed as prohibiting the Executive from pursuing any other legal and equitable remedies, including but not limited to, cancellation of the Covenant Not to Compete and Non-Disclosure of Information as defined in Section 7 herein, available to it for such breach or threatened breach.
     9. INDEMNIFICATION. The Executive shall be indemnified and held harmless for all actions within the course and scope of his employment and shall be covered by the Articles of Incorporation and/or the Bylaws of the Company relative to indemnification with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Company, subject to all the provisions of Florida and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. Reasonable expenses, including attorneys’ fees shall be paid by the Company on a current basis in accordance with such provision, the Company’s Articles of Incorporation and Florida law.
     10. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the minimum withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulations. In lieu of withholding, such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.
     11. NOTICES. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.
     12. WAIVER. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.
     13. COMPLETENESS AND MODIFICATION. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Executive’s employment with the Company. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.
     15. BINDING EFFECT OF ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.
     16. GOVERNING LAW. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city, or other political subdivision in which the Executive is located.
     17. FURTHER ASSURANCES. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.
     18. HEADINGS. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     19. SURVIVAL. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.
     20. SEVERABILITY. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.
     21. ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.
     22. VENUE. Company and Executive acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the Broward County Circuit Court in and for Broward County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case of controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.
     23. CONSTRUCTION. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.
SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:	THE COMPANY:

GULFSTREAM TRAINING ACADEMY, INC.

/s/ Elizabeth A. Lerner	By:	/s/ Thomas L. Cooper

THOMAS L. COOPER, CEO

Witness:	THE EXECUTIVE:

/s/ Elizabeth A. Lerner	/s/ Paul Stagias

	By:	PAUL STAGIAS